Exhibit 10.27

Description of Agreement with Roger K. Deromedi

In recognition of Roger K. Deromedi’s promotion in 2003 to Chief Executive Officer of Kraft Foods Inc., and in connection with his previous pension benefit earned at General Foods Corporation, Kraft Foods Inc. has agreed to use his final average earnings at retirement for purposes of calculating his pension benefit.